Exhibit 9
                                OPTION AGREEMENT


     THIS AGREEMENT made as of the 8th day of January, 2004, by and between Frontier Staffing, Inc., a Nevada corporation (the "Corporation") and Michael Hopkins (the "Optionee").

     1. Grant of Option. Subject to the terms and conditions set forth herein, the Corporation hereby grants to the Optionee the right and option to purchase from the Corporation a total of One Hundred Thousand (100,000) shares of the Corporation's Common Stock (the "Stock"). The stock option is exercisable at $0.15 per share subject to the terms of this Option Agreement. The stock option shall vest immediately.

     2. Term of Option. The term of the option is effective as of the date hereof and will expire at the close of business on January 8, 2007.

     3. Procedure on Exercise of Option. The option granted herein shall be exercised by the Optionee giving written notice to the Corporation. Such written notice shall be sufficient only if delivered to the Corporation at its principal office by registered or certified mail, and only if such written notice states the number of shares with respect to which the option is being exercised and the date, which shall not be more than ninety (90) days after the date of such notice, on which such Stock will be purchased and payment made therefore. The payment for Stock purchased pursuant to the exercise of an option shall be made at the Corporation's principal office. Upon the exercise of an option in compliance with the provisions of this Section, and upon receipt by the Corporation of the payment for the Stock so purchased, the Corporation shall deliver or cause to be delivered to the Optionee a certificate or certificates for the amount of Stock included in such exercise and for which payment is made3. The Stock shall be registered in the name of the Optionee. In no event, however, shall any Stock be issued pursuant to exercise of an option until full payment therefore shall have been made by cash or good check. However, the Corporation may also permit the Optionee to effect a cashless or net exercise of an option without tendering any shares of the Corporation's stock as payment for the option. In such an event, the participant will be deemed to have paid for the exercise of the option with shares of the Corporation's stock and shall receive from the Corporation a number of shares equal to the difference between
(i) the shares that would have been tendered to pay the option price and withholding taxes, if any, and (ii) the number of options exercised. The Optionee shall have no rights of a shareholder until the Stock shall have been issued as herein provided.

     4. Transferability of Options. The Optionee's option shall not be transferable other than by Will or by the laws of descent and distribution, if applicable, and are exercisable during his lifetime only by him.

     5. Securities Act and Investment Letter. The said securities are not registered and will not be registered at the time of acquisition by the Optionee because the Corporation does not undertake the register of said securities. The Optionee hereby represents and warrants that upon the exercise of his option, in whole or in part, the Stock purchased by him will be for investment purposes and not with a view to the distributor thereof.

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     6. Governmental  Regulation.  Notwithstanding  any other provisions of this
Agreement, the Optionee hereby agrees that he will not exercise the option granted him, and that the Corporation will not be obligated to issue any Stock there under, if the exercise of the option or issuance of such Stock would constitute a violation by the Optionee or by the Corporation of any provisions of any law or regulation of any governmental authority. Any determination made in good faith by the Corporation's Board of Directors in this connection shall be final and shall be binding and conclusive for all purposes. The Corporation shall, in no event, be obligated to take any affirmative action in order to cause the exercise of the option herein granted or the issuance of the Stock pursuant thereto to comply with any law or regulation of any governmental authority.

     7. Readjustment or Recapitalization: Upon any recapitalization or readjustment of the Corporation's capital stock whereby the character of the present Common Stock shall. be changed, appropriate adjustments shall be made so that the stock to be purchased under this option shall be the equivalent of the present Common Stock of the Corporation, after such readjustment or recapitalization. In the event of a subdivision or combination of the shares of Common Stock, the number of shares subject to the option herein granted will be proportionately increased or decreased and the price will be proportionately adjusted by the Board of Directors and, in case of reclassification or other change in the shares of the Common Stock, such action will be taken as in the opinion of the Board of Directors will appropriate under the circumstances.

     8. Notices. Any notice or other communication required or given hereunder shall be in writing and shall be deemed to have been effectively given only if delivered personally or sent by certified or registered mail, postage prepaid, to the Corporation at its principal office and to the Optionee at his address as listed on the Corporation's records or to such other address as the parties shall designate.

     9. Miscellaneous. This Agreement constitutes the entire understanding of the parties. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein. No modification, waiver or termination of any of the terms herein shall be valid unless in writing and executed with the seam formality as the Agreement. No waiver by either party of any breach or default hereof, and no waiver shall be operative unless the same shall be in writing. The headings contained in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     10. Governing Law. All matters affecting the interpretation of this Agreement and the rights of the parties shall be governed by the laws of the State of Nevada.



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  Frontier Staffing, Inc., a Nevada Corporation




                                  By:  /s/ Frederick A. Huttner
                                       ------------------------------
                                       Frederick A. Huttner
                                       President




Optionee:



By:      /s/ Michael Hopkins
         -----------------------
         Michael Hopkins